Exhibit 8
List of Significant Subsidiaries
The following table sets forth our significant direct and indirect subsidiaries as of June 2, 2006.
Name of company
Gemplus Finance S.A., Swiss Branch, a Swiss branch of a Luxemburg corporation
Gemplus S.A., a French corporation
Gemplus Limited, a British corporation
Gemplus Corp., a Delaware (U.S.) corporation
Gemplus Industrial S.A. de C.V., a Mexican corporation
Gemplus Microelectronics Asia Pte Limited, a Singapore corporation
Gemplus Technologies Asia Pte Ltd, a Singapore corporation
Setec Oy, a Finnish corporation
Gemplus GmbH, a German corporation
Gemplus Japan Co. Ltd, a Japanese corporation